                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-b(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             MARINE BANCSHARES, INC.
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
        -----------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies: ___________________________________________________

         2)       Aggregate number of securities to which transaction applies:
                  ____________________________________________________________

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)_____________
                  ____________________________________________________________

         4)       Proposed maximum aggregate value of transaction:____________
                  ____________________________________________________________

         5)       Total fee paid:_____________________________________________

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:_____________________________________

         2)       Form, Schedule or Registration Statement No.: ______________

         3)       Filing Party: ______________________________________________

         4)       Date Filed: ________________________________________________

---------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                      [MARINE BANCSHARES, INC. LETTERHEAD]




                                November 19, 1999



Dear Shareholder:

        You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Marine Bancshares, Inc., the holding company for Marine National Bank of Naples, which will be held on Thursday, December 16, 1999, at 4:30 p.m., at the offices of Marine National Bank, 2325 Vanderbilt Beach Road, Naples, Florida 34109.

        The formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to be acted upon. Time will be provided during the meeting for discussion, and you will have an opportunity to ask questions about your company.

        Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed notice of the meeting and proxy statement, please complete, sign, date and return the enclosed proxy card at your earliest convenience. Returning the signed proxy card will not prevent you from voting in person at the meeting, should you later decide to do so.

                                   Sincerely,

                                   /s/ Skip Horne
                                   -------------------------------------
                                   Richard E. ("Skip") Horne
                                   President and Chief Executive Officer

                             MARINE BANCSHARES, INC.
                           2325 VANDERBILT BEACH ROAD
                              NAPLES, FLORIDA 34109


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 16, 1999


        The 1999 Annual Meeting of Shareholders of Marine Bancshares, Inc. will be held on Thursday, December 16, 1999 at 4:30 p.m., at the offices of Marine National Bank of Naples, 2325 Vanderbilt Beach Road, Naples, Florida, for the following purposes:

        (1) To elect two directors to the Board of Directors, to serve for a term of three years and until their successors are elected and qualified; and

        (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only shareholders of record at the close of business on November 16, 1999 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

        A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                   By Order of the Board of Directors,

                                   /s/ Skip Horne
                                   -------------------------------------
                                   Richard E. ("Skip") Horne
                                   President and Chief Executive Officer


Naples, Florida
November 19, 1999






YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                             MARINE BANCSHARES, INC.
                           2325 VANDERBILT BEACH ROAD
                              NAPLES, FLORIDA 34109


                         ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 16, 1999

                             -----------------------

                                 PROXY STATEMENT

                             -----------------------


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Marine Bancshares, Inc. (the "Company") for the 1999 Annual Meeting of Shareholders to be held on Thursday, December 16, 1999, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The Company is the holding company for Marine National Bank of Naples, a national banking association (the "Bank"). The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about November 19, 1999. The address of the principal executive offices of the Company is 2325 Vanderbilt Beach Road, Naples, Florida 34109.

        Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the director nominees named below.

        The record of shareholders entitled to vote at the 1999 Annual Meeting of Shareholders was taken on November 16, 1999. On that date, the Company had outstanding and entitled to vote 1,150,000 shares of common stock, $.01 par value per share, with each share entitled to one vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of November 9, 1999 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock; (ii) each director of the Company;
(iii) each individual who served as the Chief Executive Officer of the Company during 1998; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the indicated shares.





Name of Beneficial Owner                                                Beneficial Ownership
------------------------                                          ------------------------------------
                                                                    Number                Percent
                                                                  of Shares (1)          of Class (2)
                                                                 --------------         -------------
Earl G. Hodges ..............................................         50,000                4.3%
Richard E. Horne ............................................         20,500(3)             1.8%
Donald W. Ketterhagen, M.D ..................................         10,000                0.9%
William L. McDaniel, Jr .....................................         20,000                1.7%
Sidney T. Jackson ...........................................         24,000(4)             2.1%
Pierce T. Neese .............................................        103,798(5)             9.0%
William J. Ryan .............................................         25,000                2.2%
All directors and executive officers as a group (9 persons)..        237,298(6)            22.3%

--------------------

(1) In accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security for purposes of the rule if he or she has or shares voting power or dispositive power with respect to such security or has the right to acquire such ownership within sixty days. As used herein, "voting power" is the power to vote or direct the voting of shares, and "dispositive power" is the power to dispose or direct the disposition of shares, irrespective of any economic interest therein.
(2) In calculating the percentage ownership for a given individual or group, the number of shares of the Company's common stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but such unissued shares are not deemed outstanding in calculating the percentage ownership for other persons or groups.
(3) Includes 5,000 shares subject to presently exercisable options. See "Management--Stock Option Agreement."
(4)      Includes 4,000 shares subject to presently exercisable options.
(5) Consists of 41,500 shares owned directly by Mr. Neese; 2,448 shares owned by the IRA of Mr. Neese's wife, Gladys P. Neese; 56,350 shares owned by United Security Bancshares, Inc., a holding company majority owned by Mr. Neese; and 3,500 shares owned by The Five Neeses, LLC, a limited liability company controlled by Mr. Neese.
(6)      Includes 17,000 shares subject to presently exercisable options.

        There are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

                                SOLE AGENDA ITEM
                              ELECTION OF DIRECTORS

        The Board of Directors of the Company consists of six directors, divided into three classes, with the members of each class serving for staggered three-year terms. The board members and classifications are as follows:

         CLASS I                          CLASS II                              CLASS III
         -------                          --------                              ---------
         Richard E. Horne                 William J. Ryan                       Pierce T. Neese
         Earl G. Hodges                   Donald W. Ketterhagen, M.D.           William L. McDaniel, Jr.

        The term of each Class I director will expire at the 1999 Annual Meeting of Shareholders. The Board of Directors has nominated Richard E. Horne and Earl
G. Hodges for re-election as Class I directors of the Company. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THESE NOMINEES.

        Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company, if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than two nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Company's common stock is required for the election of the two nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

        The following persons have been nominated by management for election to the Board of Directors as Class I directors to succeed themselves for a term of three years, expiring at the 2002 Annual Meeting of Shareholders, and until their successors are elected and qualified:

        RICHARD E. HORNE, age 52, serves as the President and Chief Executive Officer of the Company and the Bank. He is an executive level commercial banker with 24 years experience in the marketing and management of a wide array of financial services. From August 1992 to February 1998, Mr. Horne held the position of Executive Vice President and Chief Lending Officer at Trustmark National Bank, the largest bank in Mississippi, with assets of $5.5 billion. During his six years with Trustmark, Mr. Horne had statewide responsibility for commercial, real estate and mortgage lending. Further, he was a member of the Executive Management Committee and also served as the chairperson of the Senior Loan Committee which was responsible for approval of all credits in excess of $1 million. Mr. Horne was also instrumental in changing the credit culture by establishing bank-wide credit underwriting standards. From 1988-1992, Mr. Horne served as Senior Vice President with Citizens and Southern National Bank of Florida, responsible for the retail banking group in Broward County. This consisted of 24 branches, 300 employees, $750 million in deposits and $125 million in small business and consumer loans. Between 1980-1988, as a Vice President, he managed C&S Bank's top performing commercial lending unit in the Atlanta market targeting businesses with annual revenues of less than $25 million. Prior to 1980, he held various marketing and credit positions with Trust Company of Georgia. Mr. Horne completed service with the U.S.

Navy, attaining the rank of Lieutenant (jg). He received a B.S. degree from Presbyterian College in 1969. His civic involvement has included serving as a Board Member of Junior Achievement, the American Heart Association, Boys and Girls Clubs, and serving as Chairman of the Metro Housing Partnership in Jackson, Mississippi.

                EARL G. HODGES, age 72, is a licensed mortician and currently a consultant to Hodges Funeral Chapel, a company that he founded in Naples in 1962. Mr. Hodges sold his ownership in 1993 and continues to serve as Funeral Director. He also serves as a consultant to Kraeer Holdings, a funeral home in Pompano Beach. Mr. Hodges received his degree in Mortuary Science in 1948 and has been involved in this industry for 50 years. Mr. Hodges also owns NVC, Inc., a rental property company operating in Naples, and Preferred Travel of Naples, Inc., a travel agency. From 1979-1988, he served as Chairman of the Board of Marine Savings and Loan Association, Naples (now owned by AmSouth) and from 1989-1992 was an advisory board member of First Florida Bank, N.A. Collier County. Currently, Mr. Hodges is actively involved in many civic groups, including: Director of the Collier County 100 Club; and President of the Collier County Junior Deputy League, Collier County Sheriff's Citizen Advisory Board and Collier Athletic Club. Formerly, Mr. Hodges served as President of the Naples Area Chamber of Commerce, President of the Collier County United Way, Chairman of the American Red Cross and Trustee of the Edison Community College.

        Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the 1999 Annual Meeting of Shareholders:

        WILLIAM J. RYAN, age 67, served as President and Chief Executive Officer of Palmer Wireless, Inc., Fort Myers, Florida, a cellular telephone service provider, from 1982 to 1998. Palmer Wireless, which was recently sold by Mr. Ryan, is a communications technology company, the shares of which were listed on Nasdaq. Mr. Ryan moved to the Naples area in 1955 and has been involved in both banking and community activities. He has fifteen years experience as a bank director and has served in such capacity with C&S Bank, Fort Myers, Florida; Norwest Bank, Des Moines, Iowa; and First National Bank, Naples, Florida. Mr. Ryan is presently a member of the Board of Directors of Commnet Cellular, Inc. He is the Vice Chairman of the Naples Philharmonic Center for the Arts and a Director and Member of the Executive Committee of the Naples Community Hospital. His past community involvement includes serving as Chairman of the Economic Development Council for Collier County, Chairman of the Florida State Emergency Communications Committee, President of the Collier County Unit of American Cancer Society, and President of the Naples Area Chamber of Commerce. Mr. Ryan is a graduate of the University of Notre Dame.

         DONALD W. KETTERHAGEN, M.D., age 50, is a practicing physician in Naples and has served as President of Women's Health Consultants of S.W. Florida since 1990. He has maintained a practice in Naples that spans twenty years, primarily in the specialty of obstetrics and gynecology. In the mid- 1980's Dr. Ketterhagen served as President of the Collier County Medical Society. He also was a board member of YouthHaven, an organization dedicated to helping children from troubled situations. Most recently, Dr. Ketterhagen served on the Board of Directors of the Catholic Social Services Agency. Dr. Ketterhagen received his undergraduate degree from Notre Dame, completed his medical training at Marquette Medical School and performed his internship at St. Joseph Hospital, Milwaukee. He is licensed to practice medicine in Florida and Wisconsin.

        PIERCE T. NEESE, age 59, has over 40 years experience in community banking and, from 1975-1998, served as the Chairman and Chief Executive Officer of Etowah Bank, a $430 million commercial bank in Canton, Georgia. Mr. Neese has maintained a residence in Naples for a number of years and will be spending a portion of his time as an active Florida resident. His civic and community interests in Georgia include, past President of the Cherokee County Chamber of Commerce, past Chairman of the Development Authority of Cherokee County, Director of the Georgia Chamber of Commerce, Member Board of Trustees-Reinhardt College and past Chairman of the Cherokee County Board of Education. His social interests have included past President of the Canton Golf Club, President of the Cherokee High Band Booster Club and member of the Atlanta National Golf Club.

        WILLIAM L. MCDANIEL, JR., age 38, is a licensed real estate broker in Naples and has served as President of The Realty Company since 1989. Mr. McDaniel has been involved in construction, land sales, development, residential sales and commercial management and sales since relocating to Naples in 1982. He is very active in the Masonic organization, serving as President of the Masters and Wardens Association and as a committeeman on the Grand Masters Charity in 1995, and in 1996, as District Deputy Grand Master. Mr. McDaniel is also a charter member of the East Naples Kiwanis Club for which he served as Treasurer from 1984-87. In addition, he was elected President of the Naples High Twelve Club in 1989. Mr. McDaniel continues to be involved in other civic endeavors relating to his young family and Vanderbilt Presbyterian Church.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. These filing requirements took effect upon completion of the Company's initial public offering in February of 1998. With the exception that the Form 3 (Initial Statement of Beneficial Ownership) for each director and executive officer was inadvertently filed late, to the Company's knowledge, based solely on representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with from the time of completion of the Company's public offering through the time of printing of this Proxy Statement.

        Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Chief Executive Officer of the Company as to whether any transactions in the Company's common stock occurred during the previous month.

                       MEETINGS OF THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

        The Board of Directors held 19 meetings during the year ended December 31, 1998. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served.

        The Company's Board of Directors presently has two standing committees -- the Audit Committee and the Compensation Committee. The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors.

        The Audit Committee presently consists of Pierce T. Neese, as Chairman, Donald W. Ketterhagen, M.D., and William L. McDaniel, Jr. The Audit Committee has been assigned the principal function of reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management's response to these comments. As the Audit Committee was not formed until September of 1999, this Committee did not meet during 1998.

         The Compensation Committee presently consists of Earl G. Hodges, as Chairman, William J. Ryan, and Richard E. Horne, as Member Ex-Officio. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management. The Compensation Committee held two meetings during 1998.

                               EXECUTIVE OFFICERS

        The executive officers of the Company and the Bank are as follows:

         NAME                              POSITION HELD
         ----                              -------------
         Richard E. Horne                  President and Chief Executive Officer
                                           of the Company and the Bank
         Thomas V. Ogletree                Senior Vice President and Chief Financial
                                           Officer of the Company and the Bank
         Charles F. Bailey                 Senior Vice President and Senior
                                           Lending Officer of the Bank
         Sidney T. Jackson                 Senior Vice President, Senior Operations
                                           Officer and Secretary of the Bank

        Executive officers of each of the Company and the Bank are appointed by the Board of Directors of the Company and the Bank, respectively, and hold office at the pleasure of the Board. Executive officers devote their full time to the affairs of the Company. See "Election of Directors" for information with respect to Richard E. Horne.

         CHARLES F. BAILEY, age 50, is a Senior Vice President and the Senior Lending Officer of the Bank. Mr. Bailey brings over 25 years of experience in real estate and the financial services industry to his position with the Bank. He has substantial experience in the areas of insurance, retirement plans, mutual funds, real estate brokerage, real estate development, residential mortgage lending, commercial banking, and commercial real estate lending. From March of 1997 until joining Marine in July of 1999, Mr. Bailey served as Vice President of Southwest Florida Real Estate Development Company and as President of Sunbelt Mortgage Corporation. From January of 1995 through February of 1997, Mr. Bailey served as a Project Analyst with Ronto Management Group, a Canadian real estate development company. Prior to that, Mr. Bailey was a Senior Vice President and Manager of Commercial Real Estate for Barnett Bank in Collier County (Naples), Florida. Mr. Bailey studied at West Virginia University where he received a B.S. degree in economics and an M.B.A. with a concentration in finance. He later graduated with honors from the Stonier School of Banking at the University of Delaware.

        SIDNEY T. JACKSON, age 56, is Senior Vice President of the Bank, with direct responsibilities for operations and administration. Mr. Jackson served as a Director and President of the Company from April 1997 to April 1998. He has a total of 33 years of banking experience, the past 22 years of which have been spent in senior positions with banks in Naples. From May 1994 to April 1997, Mr. Jackson was employed with Southwest Banks where he served as Senior Vice President and Senior Operations Officer. From 1986 to 1994, he was employed with SunBanks Naples, N.A. where he held the position of Executive Vice President and Chief Administration Officer. Mr. Jackson served as the 1996 Chairman of United Way of Collier County and is a Director with the Collier County 100 Club, Chamber of Commerce and is a former President of the Bank Administration Institute. Mr. Jackson attended the University of Florida and the School of Banking of the South.

        THOMAS V. OGLETREE, age 55, has over twenty years of experience in publicly-held financial institutions beginning in 1975 when he joined Landmark Banks of Florida (formerly Southwest Florida Banks, Inc.) in Ft. Myers, Florida, as its Treasurer and Chief Financial Officer. Mr. Ogletree's career in the financial services industry includes nine years with Landmark, two years at Florida Federal Savings & Loan Association, six years at Lincoln Savings Bank in New York City, and two years with other commercial banks in Florida. Prior to joining Marine, Mr. Ogletree served as Controller for DCT of Ocala, Inc., a finance company, for approximately two years. From 1995-1996, he served as Chief Financial Officer of SouthTrust Bank of Central Florida, and from 1995-1996, he served as Chief Executive Officer of American National Acceptance Corp., a finance company. Mr. Ogletree is a Florida Certified Public Accountant.

                             EXECUTIVE COMPENSATION

        The following table sets forth the compensation paid by the Company to Sidney T. Jackson, the Company's former Chief Executive Officer, and to Richard
E. Horne, the Company's current Chief Executive Officer, during 1997 and 1998.


NAME AND PRINCIPAL POSITION(1)                                     YEAR                   SALARY
------------------------------                                     ----                   ------
Sidney T. Jackson                                                  1998                   $23,100
    Senior Vice President and                                      1997 (2)               $59,937
    Senior Operating Officer of the Bank

Richard E. Horne                                                   1998                   $41,900
   President and Chief Executive Officer
   of the Company and the Bank

---------------

(1) Mr. Jackson was the President and Chief Executive Officer of the Company from its inception to March 31, 1998, at which time Mr. Horne assumed such positions.
(2)      The Company was formed January 23, 1997.

EMPLOYMENT AGREEMENT

        The Company and the Bank have entered into an employment agreement with Richard E. Horne dated as of October 12, 1999, the date the Bank opened for business. Under the terms of the employment agreement, Mr. Horne is employed by each of the Company and the Bank as both its President and Chief Executive Officer. The employment agreement has a term of three years. Under the terms of the employment agreement, Mr. Horne receives an annual base salary of $120,000 and a monthly automobile allowance of $600. Beginning on the second anniversary of the date the Bank opens for business and in the discretion of the Company's Board of Directors, Mr. Horne will also be entitled to receive incentive compensation in the form of a cash bonus of up to fifty percent (50%) of his annual base salary, upon the achievement of certain performance goals. Mr. Horne will also be permitted to participate in life insurance, hospitalization, health insurance, disability and any other employee benefit plans of the Company that may be in effect from time to time to the extent that he is eligible under the terms of those plans. In the event of a change of control, as defined in the employment agreement, the Company and Bank would collectively be required to make a cash payment to Mr. Horne equal to 200% of the compensation, including any bonus, paid to Mr. Horne during the one-year period preceding the date of the change of control. The employment agreement is terminable at any time by either the Company or by Mr. Horne, upon thirty days prior written notice. The employment agreement provides severance compensation, in the event that Mr. Horne is terminated without cause, consisting of payment of his base salary for a period of six months. In the event Mr. Horne voluntarily terminates his employment with the Company and the Bank, Mr. Horne will be prohibited for a period of 12 months thereafter from engaging, directly or indirectly, in any service to or employment by a financial institution located in Collier or Lee Counties, Florida.

STOCK OPTION AGREEMENT

        The Company has entered into a stock option agreement with Mr. Horne pursuant to which Mr. Horne has been granted incentive stock options to purchase 25,000 shares of the Company's common stock for $10.00 per share, an amount equal to the public offering price of the shares of common stock. The number of shares subject to the option and the option exercise price are both subject to an anti-dilution adjustment.

        The option vests and becomes exercisable in five equal annual installments commencing October 12, 1999, the date on which the Bank opened for business. In the event of a change of control of the Bank or Company, as defined in the stock option agreement, (i) to the extent that any portion of the option has vested but has not been exercised, Mr. Horne may immediately exercise such portion of the option, and (ii) to the extent that any portion of the option has not previously vested, Mr. Horne may exercise such portion of the option only in accordance with notice, if any, received from the Board of Directors. Finally, to the extent that any portion of the option has not been exercised, the stock option agreement terminates and the option expires on the earliest of (a) ninety days after termination of Mr. Horne's employment with the Company and the Bank for any reason except death, disability or retirement, (b) twelve months after termination of Mr. Horne's employment with the Company and the Bank because of his death, disability or retirement, or (c) October 12, 2006, the seventh anniversary of the date of grant of the option.

STOCK OPTION PLAN

        On October 28, 1998, the Board of Directors of the Company adopted the Marine Bancshares, Inc. 1998 Stock Option Plan (the "1998 Plan") to promote the Company's growth and financial success. The 1998 Plan was approved by the Company's sole shareholder on October 28, 1998 and was amended on January 21, 1999. Options may be granted under the 1998 Plan to the Company's directors, officers and employees. The 1998 Plan contemplates the grant of non-qualified stock options and incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The 1998 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The 1998 Plan provides for option grants to purchase up to an aggregate of 200,000 shares of the Company's common stock, subject to adjustment under certain circumstances (the "Option Shares"). The aggregate fair market value (determined at the time the option is granted) of the shares of the Company's common stock with respect to which incentive stock options are exercisable for the first time by an optionee during a calendar year may not exceed $100,000. This limitation does not apply to non-qualified stock options. The 1998 Plan will expire upon the earlier to occur of: (i) the date on which all Option Shares have been issued upon exercise of options under the 1998 Plan; or (ii) the tenth anniversary of the 1998 Plan's effective date. The 1998 Plan may be administered by the Board of Directors or by a Committee appointed by the Board consisting of at least two non-employee Board members. The exercise price of options granted under the 1998 Plan will be determined by the Board of Directors, but will in no event be less than the Market Price (as defined in the 1998 Plan) of one share of the Company's common stock on the option grant date (110% in the case of a ten percent owner, as defined in the 1998 Plan). Vested options under the 1998 Plan may be exercised in whole or in part, but in no event later than ten years from the grant date (five years in the case of an incentive stock option granted to a Ten Percent Owner). If the optionee of an incentive stock option during his or her lifetime ceases to be an employee of the Company or any subsidiary of the Company for any reason other than his or her death or total disability, any option or unexercised portion thereof which is exercisable on the date the optionee ceases employment will expire three months following the date the optionee ceases to be an employee of the Company or of a subsidiary of the Company, but in no event after the term provided in the optionee's option agreement. If an optionee dies or becomes totally disabled while he or she is an employee of the Company or of a subsidiary of the Company, the option may be exercised by a legatee or legatees of the optionee under his or her last will or by his or her personal representative or representatives at any time within one year following his or her death or total disability, but in no event after the term provided in his or her option agreement. The foregoing limitations with respect to termination of employment or death do not apply to optionees of non-qualified stock options. Options granted under the 1998 Plan will only be assignable or transferable by the optionee by will or the laws of descent and distribution. During the optionee's lifetime, options are only exercisable by him or her. The Board of Directors may at any time terminate, modify or amend the 1998 Plan in any respect, except that without shareholder approval the Board of Directors may not (i) increase the number of Option Shares or (ii) change the class of 1998 Plan participants eligible for qualified incentive options. In no event will the termination, modification or amendment of the 1998 Plan, without the written consent of an optionee, affect his or her rights under an option or right previously granted to him or her.

COMPENSATION OF DIRECTORS

        The directors of the Company were not, during the fiscal year ended December 31, 1998, and are not currently, compensated for their attendance at the Company's regularly scheduled or special meetings or for other services. At such time as the Bank has become profitable, the Company may consider the grant of appropriate compensation in accordance with applicable laws and regulations. The directors of the Company will not be compensated for services in their capacity as directors of the Bank.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH AFFILIATES

        The Company and the Bank expect to have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships, or other organizations in which such directors and officers have a controlling interest. If such transactions occur, they (i) will be made in the ordinary course of business, (ii) will be made on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and (iii) in the opinion of management, will not involve more than the normal risk of collectibility or present other unfavorable features to the Company or the Bank. Additionally, certain federal banking laws restrict transactions between a national bank and an "affiliate," as defined in those laws, and the amount and types of loans that a national bank may make to an executive officer of a national bank. Certain laws of the State of Florida also restrict "affiliated transactions" between the

Company and an "interested shareholder" or any "affiliate" or "associate" of an interested shareholder, as those terms are defined in Florida law.

ORGANIZERS' WARRANTS

        In connection with the Company's initial public offering, each member of the Company's Board of Directors and each of the Company's organizers were granted warrants to purchase 0.65 shares of the Company's common stock for each share purchased and directly held by such director or other organizer in the offering. The exercise price for such warrants is $10.00 per share, the offering price of the shares of common stock in the offering. The warrants vest in equal annual increments over a three-year period commencing on the first anniversary of the closing date for the offering and terminate on the 10th anniversary of such closing date. The following table sets forth the number of shares subject to the warrant, granted to each director of the Company:

                                                          SHARES
DIRECTOR                                          UNDERLYING WARRANTS
--------                                          -------------------
Richard E. Horne..............................           10,075
Earl G. Hodges................................           32,500
Donald W. Ketterhagen, M.D....................            7,800
Sidney T. Jackson.............................           13,000
William L. McDaniel, Jr.......................           13,000
Pierce T. Neese...............................           26,975
William J. Ryan...............................           22,750
                                                        -------
     Total....................................          126,100
                                                        =======


                         INDEPENDENT PUBLIC ACCOUNTANTS

    Hill, Barth & King, Inc. served as independent auditors of the Company for the fiscal year ended December 31, 1998 and has been selected by the Board of Directors to serve as independent auditors of the Company for the fiscal year ending December 31, 1999. Representatives of Hill, Barth & King, Inc. are expected to be present at the 1999 Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                          ANNUAL REPORT ON FORM 10-KSB

    The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company at 2325 Vanderbilt Beach Road, Naples, Florida 34109, and is included in the Company's 1998 Annual Report to Shareholders which accompanies this proxy statement. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                              SHAREHOLDER PROPOSALS

         Management anticipates that the 2000 Annual Meeting of Shareholders will be held April 22, 2000. The deadline for submission of shareholder proposals for inclusion in the Company's proxy statement for the 2000 Annual Meeting of Shareholders is December 15, 1999. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2000 Annual Meeting of Shareholders (but not required to be included in the Company's proxy statement) by February 15, 2000, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the 1999 Annual Meeting of Shareholders. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                         By Order of the Board of Directors,

                                         /s/ Skip Horne
                                         -------------------------------------
                                         Richard E. ("Skip") Horne
                                         President and Chief Executive Officer


Naples, Florida
November 19, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                       OF
                             MARINE BANCSHARES, INC.


        The undersigned shareholder(s) of Marine Bancshares, Inc., a Florida corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated November 19, 1999, and hereby appoints Donald W. Ketterhagen, M.D. and Sidney T. Jackson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Shareholders of Marine Bancshares, Inc. to be held on Thursday, December 16, 1999, at 4:30 p.m. at the offices of Marine National Bank, 2325 Vanderbilt Beach Road, Naples, Florida, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

        (1) To elect two directors to the Board of Directors to serve for a term of three years and until their successors are elected and qualified:

        [ ] FOR all nominees listed below (except as indicated to the contrary below)

        [ ]   WITHHOLD authority to vote for all nominees


        NOMINEES: Richard E. Horne and Earl G. Hodges

         INSTRUCTION: To withhold authority to vote for one individual nominee,
write that nominee's name in the following space:                            .
                                                 ----------------------------

        (2) To vote in accordance with their best judgment with respect to any other matters which may properly come before the meeting or any adjournment or adjournments thereof.

        PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted FOR the election of the named director nominees and as the proxies deem advisable on such other matters as may come before the meeting.

                                    Dated:                                , 1999
                                          -------------------------------


-------------------------------     -------------------------------------------
Name of Shareholder                                  Signature


-------------                       --------------------------------------------
No. of Shares                                        Signature

                                    (This Proxy should be marked, dated, and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)